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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) or 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    HOLLINGER INTERNATIONAL PUBLISHING INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 51-0370603
(State of incorporation or organization) (I.R.S. employer identification number)

                                ----------------

          401 NORTH WABASH AVENUE
             CHICAGO, ILLINOIS                               60611
  (Address of principal executive offices)                (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ X ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

               Title of each class                              Name of each exchange on which
               to be so registered                              each class is to be registered
               -------------------                              ------------------------------
      ____% Senior Notes due 2005                               New York Stock Exchange
      ____% Senior Subordinated Notes due 2007                  New York Stock Exchange


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

         None


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     This Registration Statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act") relates to the __% Senior Notes due 2005 (the "Senior Notes") and the __% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes"), of Hollinger International Publishing Inc. ("Publishing"). Publishing filed a Registration Statement on Form S-3, Registration No. 333-17113, with the Securities and Exchange Commission (the "Commission") on November 29, 1996, relating to the shelf registration of $550,000,000 of debt securities pursuant to Rule 415, such Registration Statement was amended by Amendment No. 1 thereto filed on February 28, 1997, Amendment No. 2 thereto filed on March 4, 1997, Amendment No. 3 thereto filed on March 12, 1997, which amendments relate to the offering and sale of Senior Notes and Senior Subordinated Notes under the Securities Act of 1933, as amended. Certain information contained in that Registration Statement, as amended, and the accompanying Prospectus and Prospectus Supplement, including certain of the information necessary to describe the Senior Notes and the Senior Subordinated Notes, shall be deemed to be incorporated by reference into this Registration Statement filed under the Exchange Act.

ITEM 2. EXHIBITS.

     1. All exhibits required by Instruction I to Item 2 have been filed with the Securities and Exchange Commission and are hereby incorporated by reference in accordance with Rule 12b-32.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 11th day of March, 1997.

                                HOLLINGER INTERNATIONAL PUBLISHING INC.

                                By: /s/ KENNETH L. SEROTA
                                   -------------------------
                                   Kenneth L. Serota
                                   Vice President-Law and Finance and Secretary